EXHIBIT 1.01

STRATTEC SECURITY CORPORATION
CONFLICT MINERALS REPORT
REPORTING YEAR:  2014

This Conflict Minerals Report of STRATTEC SECURITY CORPORATION (the "Company" or "Strattec") for calendar year 2014 is filed in accordance with Rule 13p-1 ("Rule 13p-1") under the Securities Exchange Act of 1934, as amended (the "1934 Act").

Rule 13p-1 was adopted by the Securities and Exchange Commission ("SEC") to implement the reporting and disclosure requirements relating to conflict minerals in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act").  Section 1502 of the Dodd-Frank Act was adopted because the mining of conflict minerals in the Democratic Republic of the Congo, Angola, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania and Zambia (each a "Covered Country") was contributing to funding activities of violence in this region.

Under Rule 13p-1, disclosure requirements apply to an SEC registrant if any conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured during the calendar year covered by the report.  Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten and gold ("Conflict Minerals").  If the registrant has reason to believe that any such necessary Conflict Minerals may have originated in a Covered Country and has reason to believe that they may not be from recycled or scrap sources, or if the registrant is unable to determine the country of origin of the Conflict Minerals, then the registrant must exercise due diligence on the Conflict Minerals' source and chain of custody.  A Conflict Minerals Report includes a description of those due diligence measures.

The Company commenced conducting a reasonable country of origin inquiry in calendar year 2013 regarding the necessary Conflict Minerals present in its products and filed a Specialized Disclosure Report and Conflict Minerals Report with the SEC for calendar year 2013.  Strattec continued this reasonable country of origin inquiry during calendar year 2014 to determine the country of origin for any necessary Conflict Minerals present in its products.

Company Overview.

The Company designs, develops, manufactures and markets automotive access control products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches (including trunk latches, liftgate latches, tailgate latches, side door latches and related hardware), power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products (collectively, the "Products").  Management of our supply base is handled by separate internal employee buyers who are responsible for the purchase of a particular type of part, component or raw material from our supply base.

We do not purchase raw ore or unrefined Conflict Minerals and we make no purchases directly from any Covered Country.  Further, the Company is several levels removed from the actual mining of Conflict Minerals.  The Company is filing this Report because, for calendar year 2014, it has been unable to determine whether certain parts, components and raw materials used in the production of some of the Products contain necessary Conflict Minerals that originated in a Covered Country.  This Report is not subject to an independent private sector audit as allowed under Rule 13p-1 which provides a temporary accommodation for calendar years 2013 and 2014.  The Company filed a similar Conflict Minerals Report for calendar year 2013.

Summary of Strattec's Due Diligence and Reasonable Country of Origin Process.

We conducted an analysis of our Products and determined that Conflict Minerals are found in various components, parts and raw materials used in the manufacture of the Products.  Conflict Minerals are found in the following Products that we manufacture or contract to have manufactured:

•	electronic control modules;
•	printed circuit board assemblies;
•	electric motors, electric actuators and electrical clutches;
•	switches and solenoids;
•	metallic inserts and metal fasteners and terminals;
•	coatings on metal parts; and
•	raw metal steel strip with tin coating.

As a result, during calendar year 2013 the Company began performing due diligence measures on the source, chain of custody and country of origin of the Conflict Minerals contained in the Products it manufactures or contracts to have manufactured and continued performing those due diligence measures during calendar year 2014 and the first part of calendar year 2015.  These due diligence measures were developed in conjunction with the OECD Due Diligence Guide for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Second Edition (2013) and the related supplements for gold and for tin, tantalum and tungsten.

Due diligence of the supply chains of each of our components or raw materials is being conducted locally by designated employees of Strattec who serve as the Company's buyer for the particular part, component or raw material by contacting each of our suppliers that provide those parts, components or raw materials that are likely to contain Conflict Minerals.  Specifically, each of these buyers assembled a list of their supplier base for calendar 2014 and undertook due diligence and reasonable country of origin inquiries of such supplier base in order to determine whether the particular raw material, component or part purchased from the supplier contains Conflict Minerals and whether such Conflict Minerals originated in a Covered Country. These employees were educated on Rule 13p-1 and the related guidance prior to commencing, and during the performance of, their respective due diligence efforts and were provided sample templates, correspondence and other materials to use in making the inquiries of Strattec's supplier base.

These individual Strattec buyers then contacted each supplier they administer and asked them to provide information on (1) the Conflict Minerals contained in each of the parts, components or raw materials supplied by that supplier to Strattec and (2) the source of the Conflict Minerals, including the smelter name and location.  As part of this supplier contact, the applicable Strattec buyers also requested that the supplier complete the Electronic Industry Citizenship Coalition Global e-Sustainability Initiative (EICC-GeSI) Conflict Minerals Reporting Template (the "EICC Reporting Template").

Due Diligence Measures Performed.

Strattec's due diligence measures have included the following:

•
Strattec personnel delivered written inquiries requesting that each of the Company's suppliers identify whether there are any Conflict Minerals in the components, parts and raw materials they supply to Strattec.

•
Strattec's written inquiries were accompanied by a request that each supplier complete the EICC Reporting Template.  This template along with other Strattec customized tracking sheets provided a method for Strattec to collect representations, statements and data from the suppliers regarding the presence, use, source and chain of custody of Conflict Minerals contained in parts, components or raw materials supplied to Strattec.

•
In addition to written inquiries of Strattec's supply base, Strattec personnel analyzed statements from suppliers (which are required as part of Strattec's production part approval process) that disclose and quantify the chemical content and hazardous material incorporated into the supplier's finished product (i.e., material data sheets). Strattec analyzed these statements for all parts, components and raw materials supplied to Strattec to see if Strattec could determine if those parts, components and raw materials may contain Conflict Minerals and then compared the results of that analysis to the affirmative statements made by suppliers to Strattec in the EICC Reporting Template and/or any alternative template provided by the supplier.

•
Strattec personnel initiated numerous follow up requests (both in writing and orally) to obtain responses from all applicable suppliers or to obtain additional information to clarify or address incomplete responses from suppliers.

•
Strattec has updated and modified its supplier quality manual, which is provided to all of the suppliers in Strattec's supply base, to include a policy on cooperating with, and assisting, Strattec in its compliance and reporting obligations under Rule 13p-1.

•
Upon receiving the responses from the suppliers, Strattec personnel then analyzed the supporting documentation received from applicable suppliers regarding the source of necessary Conflict Minerals in the components, parts and raw materials that they supply to Strattec to determine the sufficiency and credibility of each applicable supplier's representations to Strattec as to the source of necessary Conflict Minerals.

•
As part of the diligence measures undertaken by Strattec, its personnel attempted to have each applicable supplier identify the smelters from which they sourced the applicable Conflict Minerals in the components, parts and raw materials they supply to Strattec.  With respect to calendar year 2014, Strattec received responses in connection with identifying the applicable smelter from a range of thirty-five percent (35%) to forty percent (40%) of the applicable Strattec suppliers.  Strattec attempted to independently confirm that those percentage of suppliers that identified the smelter in their certifications or disclosures to us were conflict free as identified by programs such as the EICC Conflict Free Smelter program and other similar programs.  To accomplish this, Strattec cross-checked the identified smelters against the list of Conflict Free Smelters maintained by these independent organizations.  In the balance of the responses received, no smelters have yet been identified so we are continuing to work with our suppliers to trace and ultimately identify those smelters and their locations.  We are also attempting to identify the smelter, notwithstanding the lack of data from the applicable supplier, through other reasonable independent sources and methods.  Our personnel continue to contact the suppliers who have not or who have been unable to identify the applicable smelter to have them continue to employ reasonable efforts to take such reasonably appropriate actions to identify the smelter so that we can confirm conflict free status of those smelters.

•
We continue to implement written follow-up processes to periodically communicate with non-responsive suppliers or suppliers who reported that their due diligence investigations into the source of the Conflict Minerals they used were ongoing and were not yet determinative.

•
We have established periodic meetings (generally occurring a couple times a month) for Strattec personnel responsible for our due diligence efforts and related reasonable country of origin inquiries of our supplier base.  As part of those meetings, our buyers communicate to Strattec management the status of the reasonable country of origin inquiries and related due diligence procedures and seek input from third party business partners.

•
We now include in our standard terms and conditions of purchase with our suppliers a requirement that the suppliers (1) identify the country of origin or source of any Conflict Minerals in the raw materials, components or parts they sell to Strattec and (2) cooperate in all reasonable respects with Strattec in determining and verifying the source of any Conflict Minerals in the raw materials, components or parts provided to us.  When we negotiate terms and conditions with our suppliers, we seek to obtain their agreement to these provisions regarding Conflict Minerals.

As a downstream purchaser of Conflict Minerals or parts or components containing Conflict Minerals, Strattec's due diligence measures are only able to provide reasonable, not absolute, assurance regarding the source and chain of custody of necessary conflict minerals.  Strattec's due diligence is based on the need to seek data from Strattec's direct suppliers and those suppliers need to seek data from their supply chains to identify the original sources of necessary Conflict Minerals.  These procedures may result in inaccurate or incomplete information, and a number of suppliers of parts, components or raw materials which may contain Conflict Minerals have not responded to certain of our due diligence inquiries and/or have not been able to identify the source and chain of custody of necessary Conflict Minerals contained in parts, components and raw materials supplied to Strattec.  In addition, our conclusions and determinations are based on the information available at the time we conducted our due diligence and reasonable country of origin inquiries and analyzed the results of such diligence and other inquiries, and such information may become out-of-date.

Product Description.

Despite our good faith, reasonable country of origin inquiries, due to the breadth and complexity of our supply chain and the number of suppliers for which we have not received confirmed responses from for all of our questions regarding the source and chain of custody of the necessary Conflict Minerals in the Products that Strattec manufactures, we currently have not obtained sufficient information from all of our suppliers to determine the origin, name and location of the facilities used to process all of the necessary Conflict Minerals used in the following Products:

•	electronic control modules;
•	printed circuit board assemblies;
•	electric motors, electric actuators and electrical clutches;
•	switches and solenoids;
•	metallic inserts and metal fasteners and terminals;
•	coatings on metal parts; and
•	raw metal steel strip with tin coating.

As noted above, as part of our due diligence inquiries we were unable to determine the identity of all of the smelters used by our supply chain to process the necessary Conflict Minerals in the foregoing Products or the country of origin for the necessary Conflict Minerals for such Products.  Despite the foregoing conclusion, we undertook and continue to undertake the due diligence measures and procedures noted above to attempt to determine the applicable facilities and countries of origin for the necessary Conflict Minerals for the Products, including making numerous follow up inquiries of the applicable suppliers who were nonresponsive and/or who indicated to us that they were still attempting to independently determine the smelter or source of the Conflict Minerals obtained by such suppliers.

Planned Risk Mitigation Steps.

During calendar 2015, the Company intends to undertake the following steps to mitigate the risk that the Conflict Minerals necessary to the functionality of its Products benefit armed groups in the Covered Countries, including taking the additional due diligence steps noted below:

•
Strattec intends to continue to obtain additional information from our suppliers of parts, components or raw materials that may contain Conflict Minerals to confirm from such suppliers that the Conflict Minerals either do not originate in a Covered Country or do not benefit armed groups in the Covered Countries.  Strattec intends to obtain a conflict free source for such Conflict Minerals with the goal of ultimately using only conflict free smelters within a time frame that is dependent on our ability to obtain alternate suppliers for parts, components and raw materials that are material to our products.

•
Strattec intends to continue to certify its existing suppliers and certify new suppliers annually through documentation and identification of smelters, including continuing to request information and supporting data from each supplier of raw materials, components or parts to Strattec that contain Conflict Minerals during 2015 by utilizing the EICC Reporting Template and other Strattec customized tracking sheets for organizing information and requesting responses that identifies the applicable material down to the smelter.

•	Strattec will continue to follow its due diligence process to review and validate supplier responses that are obtained in support of Strattec's 2015 Conflict Minerals reporting.

•
Strattec will continue to independently confirm that the smelters that have been identified by suppliers in their certifications or disclosures to us are in fact conflict free as identified by programs such as the EICC Conflict Free Smelter program and other similar programs.  Strattec is accomplishing this by checking the identified smelters against the list of Conflict Free Smelters.

•
Strattec has adopted a separate Conflict Minerals Policy (in addition to the modifications to the Strattec supplier quality manual) to support and formalize its policy with respect to sourcing of Conflict Minerals which is posted under the "Company Supplier Quality" tab on our website at www.strattec.com.

•	Strattec will maintain documents and records electronically regarding the source of Conflict Minerals used by its suppliers.

•
Strattec will continue to seek agreement from its suppliers to include a Conflict Minerals clause in Strattec's standard terms and conditions of purchase and Strattec will review all current or open purchase orders to determine whether an amendment is appropriate to include similar provisions regarding supplier cooperation with Strattec in its compliance with Rule 13p-1.

•	On new product programs, Strattec's program management leaders are required to show the status of supplier parts as being 100% compliant with Strattec's Conflict Mineral Policy in order for the supplier to be awarded a purchase order for the supplier's component or assembly.

Forward-Looking Statements.

This Conflict Minerals Report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") that are intended to come within the safe harbor protection provided by the Act.  Forward-looking statements in this Conflict Minerals Report include statements regarding future risk mitigation and due diligence steps the Company intends to take relating to Conflict Minerals.  By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements.  Factors that could materially affect the Company's ability to complete intended due diligence steps include an inability to complete sourcing of necessary raw materials and components, procurement savings and productivity changes, diversification efforts in emerging markets, cooperation by suppliers in our due diligence efforts, future legal and regulatory developments relating to Conflict Minerals and other factors which are identified in the Company's press releases, shareholder communications and SEC filings, including the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2014.